UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): October 11, 2011
Universal Biosensors, Inc.
(Exact Name of Issuer as Specified in Charter)

DELAWARE	000-52607	98-0424072
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
Incorporation or Organization)		Number)

1 Corporate Avenue, Rowville, 3178, Victoria
Australia	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)
+61 3 9213 9000
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
o	Written communications pursuant to Rule 425 under the Securities Act

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry Into a Material Definitive Agreement
The following is a brief summary of the Novation and First Amendment to the Amended and Restated Master Services and Supply Agreement, the Statement of Work under the terms of the Amended and Restated Development and Research Agreement and the Second Amendment to the Amended and Restated Master Services and Supply Agreement.
Novation Agreement and First Amendment to the Amended and Restated Master Services and Supply Agreement
On October 29, 2007, Universal Biosensors, Inc. (“UBI”) and its wholly owned operating subsidiary Universal Biosensors Pty Ltd (“UBS”) entered into a master services and supply agreement with LifeScan, Inc. (“LifeScan US”). On May 14, 2009, UBI, UBS and LifeScan US amended and restated the master services and supply agreement (the “MSSA”). In connection with the MSSA, the parties have also entered into a Quality Agreement, a First Product Addendum, a First Services Addendum, a Second Services Addendum, a Third Services Addendum, a Fourth Services Addendum and a Manufacturing Initiation Payment Addendum (the “Associated Agreements”) in connection with the MSSA. LifeScan US has entered into a separate assignment agreement with Cilag GmbH International (“LifeScan Europe” or “Cilag”) under which LifeScan US assigned and transferred full title and interest in the MSSA to LifeScan Europe.
On October 11, 2011, LifeScan US, LifeScan Europe, UBS and UBI entered into a novation and first amendment to the MSSA and Associated Agreements with an effective date of January 1, 2008 under which LifeScan US’ rights and obligations under the MSSA and the Associated Agreements are novated to LifeScan Europe and certain amendments are made to reflect the novation.
Statement of Work for MAP Feasibility Project
On October 11, 2011, UBS entered into a Statement of Work with Cilag for UBS to undertake work to determine the feasibility of a new blood glucose product (“SOW”). The SOW is to be performed under and subject to the general terms and conditions of the Amended and Restated Development & Research Agreement dated August 19, 2011 between the parties.
Cilag will make payments to UBS under the SOW up to an aggregate total of US$4.5 million (of which US$250,000 has already been paid) upon the achievement of 12 agreed feasibility milestones. In the event that the project is not completed within the initial 12 month term of the SOW, the term of the SOW shall be extended on a month-to-month basis and Cilag will pay UBS a monthly fee. The SOW also provides a process whereby certain capital expenditures incurred on the project will be recovered by UBS from Cilag.
If the parties at any time mutually determine that feasibility will not be achieved based on the agreed milestones, then the SOW may be terminated. If feasibility has not been achieved by the end of the initial 12 month term, either party may terminate this SOW by the giving of one month’s prior written notice to the other party.
Second Amendment to the Amended and Restated Master Services and Supply Agreement
On October 11, 2011, UBI, UBS and Cilag entered into a second amendment to the MSSA (“Second Amendment to the MSSA”).
Under the MSSA, UBS receives a quarterly service fee calculated with reference to the number of products sold by Cilag that are covered by the patent portfolio licensed to UBS. UBS and Cilag have entered into the SOW under which UBS will undertake work to determine the feasibility of a new blood glucose product for Cilag. The Second Amendment to the MSSA provides that an additional amount will be paid by Cilag (“SOW Additional Amount”) as part of the quarterly service fee in respect of products sold that result or arise from the SOW (“SOW Products”). The SOW Additional Amount will cease to apply when the cumulative total of SOW Products sold exceeds an agreed threshold.
Under the MSSA, Cilag can pay a lump sum service fee to end its obligation to pay the quarterly services fee after UBS has received a minimum amount of quarterly service fees specified in the MSSA. The Second Amendment to the MSSA provides that the SOW Additional Amount is not included in the calculation of the quarterly services fees used to determine when Cilag can end its obligation to pay quarterly service fees nor is it used in the calculation of the lump sum service fee.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL BIOSENSORS, INC.
Date: October 11, 2011	By:	/s/ Paul Wright
		Name:	Paul Wright
		Title:	Chief Executive Officer